Exhibit 10.1

HEIDRICK & STRUGGLES INTERNATIONAL, INC.

U.S. EMPLOYEES DEFERRED COMPENSATION PLAN

CERTIFICATE

I, K. Steven Blake, Secretary of Heidrick & Struggles International, Inc., hereby certify that the attached document is a correct copy of the Heidrick & Struggles International, Inc. U.S. Employees Deferred Compensation Plan effective as of September 14, 2005.

Dated this 20th day of September, 2005.

/s/ K. Steven Blake
K. Steven Blake
Secretary as Aforesaid

ARTICLE 1 INTRODUCTION		1

1.1	Purpose of the Plan	1

1.2	Plan Administrator, Plan Year	1

1.3	Supplements	1

ARTICLE 2 PLAN PARTICIPATION		1

2.1	Eligibility	1

2.2	Participation	2

2.3	Cessation of Active Participation	2

ARTICLE 3 PARTICIPANTS’ ACCOUNTS; DEFERRALS AND CREDITING		3

3.1	Participants’ Accounts	3

3.2	Deferral Contributions	3

3.3	Deferral Election	3

3.4	Debiting of Distributions	4

3.5	Crediting or Debiting Earnings or Losses on Contributions	5

3.6	Errors in Accounts	5

ARTICLE 4 INVESTMENT EARNINGS		5

ARTICLE 5 PAYMENT OF ACCOUNT BALANCES		5

5.1	Benefit Payments Upon Termination of Service	5

5.2	Form of Distribution	6

5.3	In-Service Distributions	6

5.4	Unforeseeable Financial Emergency	7

5.5	Beneficiary Designation	7

ARTICLE 6 CLAIMS		8

6.1	Claims	8

6.2	Appeal Procedures	8

6.3	Satisfaction of Claims	9

ARTICLE 7 NO FUNDING OF PLAN BENEFITS		10

ARTICLE 8 COMMITTEE		10

8.1	Committee’s Duties	10

8.2	Action by Plan Administration	11

8.3	Information Required for Plan Administration	11

8.4	Decision of Committee Final	12

8.5	Interested Committee Member	12

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8.6	Indemnification	12

8.7	Payment of Plan Expenses	12

ARTICLE 9 RELATING TO THE COMPANY		12

ARTICLE 10 AMENDMENT AND TERMINATION		13

10.1	Amendment	13

10.2	Termination	13

10.3	Distribution on Termination	13

ARTICLE 11 GENERAL PROVISIONS		13

11.1	Notices	13

11.2	Nonalienation of Plan Benefits	13

11.3	Payment with Respect to Incapacitated Persons	14

11.4	No Employment or Benefit Guaranty	14

11.5	Litigation	14

11.6	Headings	14

11.7	Evidence	14

11.8	Gender and Number	14

11.9	Waiver of Notice	14

11.10	Applicable Law	14

11.11	Severability	15

11.12	Withholding for Taxes	15

11.13	Successors	15

11.14	Effect on Other Employee Benefit Plans	15

11.15	Inability to Locate Participant	15

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HEIDRICK & STRUGGLES INTERNATIONAL, INC.

U.S. EMPLOYEES DEFERRED COMPENSATION PLAN

Article 1

Introduction

1.1 Purpose of the Plan. The Heidrick & Struggles International, Inc. U.S. Employee Deferred Compensation Plan (the “Plan”) has been established by Heidrick & Struggles International, Inc. (“HSII”), effective as of September 14, 2005 (the “Effective Date”), with respect to Eligible Employees (as defined in Section 2.1). The purpose of the Plan is to provide certain Eligible Employees with an opportunity to defer the receipt of a portion of such employees’ annual compensation. The Plan is intended to be a plan that is unfunded and that is maintained primarily for the purpose of providing deferred compensation to a select group of management or highly compensated employees.

1.2 Plan Administrator, Plan Year. The Plan is administered by a Committee appointed by the Board of Directors of HSII (the “Committee”). The Plan is administered on the basis of a plan year which is the calendar year (the “Plan Year”). Article 8 describes certain specific powers, duties and responsibilities of the Committee with respect to the administration of the Plan.

1.3 Supplements. From time to time supplements may, by amendment, be attached to and form a part of this Plan. Such supplements may modify or supplement the provisions of the Plan as they apply to particular groups of Eligible Employees (as defined in Section 2.1) or groups of Participants (as defined in Section 2.2), shall specify the persons affected by such supplements and shall supersede the other provisions of the Plan to the extent necessary to eliminate inconsistencies between the Plan provisions and the provisions of such supplements.

Article 2

Plan Participation

2.1 Eligibility. An employee of HSII and such other companies affiliated with HSII as the Committee determines (collectively, the “Company”) shall become an Eligible Employee as of the date he is notified by the Committee that he has been selected by the Committee to become an Eligible Employee. The Committee shall consider such factors as it, in its sole discretion, considers pertinent in selecting Eligible Employees. “Eligible Employee” means, for a Plan Year or portion of a Plan Year, an individual:

(i) who is an employee of the Company, exclusive of any employee who provides services to the Company under a contract or arrangement with either the individual or with an agency or leasing organization that treats the individual as either an independent contractor or an employee of such agency or leasing organization, even if such individual is later determined to have been a common law employee of the Company rather than an independent contractor or an employee of such agency or leasing organization;

(ii) who is a member of a select group of management or highly compensated employees; and

(iii) either (1) who, for such Plan Year, has satisfied such minimum compensation or other classification requirements established from time to time by the Committee, or (2) who otherwise is designated by the Committee, in its sole discretion, as eligible to elect to participate in the Plan.

2.2 Participation. Each Eligible Employee may irrevocably elect to have Deferral Contributions made on his behalf for a Plan Year pursuant to Section 3.2 and thereby become a Plan Participant. “Participant” means any individual who has been admitted to, and has not been removed from, participation in the Plan pursuant to this Article 2. A Participant must complete such forms and provide such data in a timely manner as is required by the Committee. Such forms and data may include, without limitation, his acceptance of the terms and conditions of the Plan and his designation of a beneficiary to receive any benefits payable hereunder.

2.3 Cessation of Active Participation.

(a) Cessation of Eligible Status. A Participant shall be considered an active Participant during any period when Deferral Contributions are being made to the Plan on his behalf. A Participant’s active participation in the Plan shall cease as of the date his employment with the Company terminates. In addition, the Committee may remove a Participant from active participation in the Plan if, as of any day during a Plan Year, he ceases to satisfy the criteria which qualified him as an Eligible Employee. Upon cessation of, or removal from, active participation in the Plan, a Participant’s deferrals under the Plan shall cease.

(b) Inactive Participant Status. Even if his active participation in the Plan ends, an employee shall remain an inactive Participant in the Plan until the earlier of (i) the date the full amount of his Account (as defined in Section 3.1) is distributed from the Plan, or (ii) the date he again recommences active participation in the Plan as an Eligible Employee by electing to have Deferral Contributions made to the Plan on his behalf pursuant to Section 3.2. During the period of time that an employee is an inactive Participant in the Plan, his Account shall continue to be credited with earnings pursuant to the terms of Section 3.5.

(c) Participation after Reemployment. If an Eligible Employee terminates employment with the Company (either before or after he becomes a Participant) and then is reemployed by the Company, he shall become eligible to participate or to recommence his participation in the Plan as of the date, on or after his reemployment date, that he is notified by the Committee that he has been reselected by the Committee as an Eligible Employee and that he may elect to have Deferral Contributions made to the Plan on his behalf pursuant to Section 3.2.

(d) Application of ERISA. It is the intent of the Company that the Plan be exempt from Parts 2, 3, and 4 of Subtitle B of Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), as an unfunded plan that is maintained by the Company primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees (the “ERISA exemption”). Notwithstanding anything to the contrary in this Article 2 or in any other provision of the Plan, the Committee may in its sole discretion exclude any one or more Eligible Employees from eligibility to participate or from participation in the Plan, may exclude any Participant from continued

participation in the Plan, and may take any further action it considers necessary or appropriate if the Committee reasonably determines in good faith that such exclusion or further action is necessary in order for the Plan to qualify for, or to continue to qualify for, the ERISA exemption.

Article 3

Participants’ Accounts; Deferrals and Crediting

3.1 Participants’ Accounts. The Committee shall establish and maintain on behalf of each Participant a separate bookkeeping account (an “Account”) under the Plan. With respect to any Participant, this Account shall consist of his Deferral Contributions (as defined in Section 3.2) and earnings attributable thereto. The Committee, in its discretion, may also establish and maintain such additional separate bookkeeping accounts for the Participant as it shall deem desirable. Each Participant shall at all times have a 100 percent vested interest in his Account. Each Participant’s Account shall be maintained until the value thereof has been distributed to, or on behalf of, such Participant or his beneficiary.

3.2 Deferral Contributions. Each Participant may irrevocably elect to have Deferral Contributions made on his behalf for a Plan Year by completing and submitting to the Committee (or its designee) a Deferral Election (as defined in Section 3.3) setting forth the terms of his election. A “Deferral Contribution” means that portion of a Participant’s Base Salary and Variable Compensation that the Participant elects to defer receipt of, in lieu of receiving such compensation currently. “Base Salary” means the Participant’s annual base salary from the Company for the Plan Year paid or payable in a regular salary paycheck while an active Participant in the Plan. “Variable Compensation” means the Participant’s variable compensation, if any, from the Company for the Plan Year, including but not limited to, bonus amounts and long-term and short-term incentive compensation paid or payable while an active Participant in the Plan. Deferral Contributions may only be made while the Participant is actively employed by the Company. For purposes of the Plan, a Participant will be considered actively employed during a period of paid leave of absence or salary continuation. A Participant will not be considered actively employed during a period of unpaid leave of absence. Notwithstanding the foregoing, a Participant’s Deferral Contributions shall be reduced by the Committee, in its sole discretion, to the extent necessary to provide the Participant with sufficient Base Salary and Variable Compensation to satisfy his employment tax deductions, wage withholding and any other payroll deduction. In addition, the Committee may, from time to time, establish other limits on the amount of Base Salary and Variable Compensation that can be deferred under the Plan. Any such limits on Deferral Contributions shall be communicated to the Participants.

3.3 Deferral Election. A Participant must complete and submit a written Deferral Election to the Committee providing for the reduction of his Base Salary and Variable Compensation for the appropriate amount of Deferral Contributions. The following terms and conditions shall apply to Deferral Elections:

(a) Initial Deferral Election. The Eligible Employee’s initial Deferral Election under the Plan with respect to his Base Salary for any Plan Year shall be effective for the first regular salary paycheck earned after the date the Deferral Election becomes effective. The Eligible Employee’s initial Deferral Election under the Plan with respect to his Variable

Compensation, if any, for any Plan Year shall be effective for the Variable Compensation earned after the date the Deferral Election becomes effective. To be effective, the initial Deferral Election under the Plan with respect to Base Salary must be made within the time period prescribed by the Committee (generally, before the first day of the Plan Year for which Deferral Contributions attributable to Base Salary will be made or, if later during such Plan Year, within 30 days after the date on which the Eligible Employee first becomes an Eligible Employee pursuant to Section 2.1). To be effective, the initial Deferral Election under the Plan with respect to Variable Compensation, if any, must be made within the time period prescribed by the Committee (generally, before the first day of the Plan Year for which the Variable Compensation to be deferred will be earned or, if later during such Plan Year, within 30 days after the date on which the Eligible Employee first becomes an Eligible Employee pursuant to Section 2.1). Notwithstanding the foregoing, with respect to Variable Compensation which is considered “performance-based compensation” under Internal Revenue Code (the “Code”) Section 409A and the regulations and guidance issued thereunder and which is based on services performed over a period of at least 12 months, the Participant may make an initial Deferral Election with respect to all such Variable Compensation for such performance period provided his initial Deferral Election is made no later than six months prior to the end of the performance period for such Variable Compensation. Until such time as an Eligible Employee submits an initial Deferral Election in a timely manner, he shall be deemed to have elected not to make Deferral Contributions and to have elected not to become a Participant in the Plan.

(b) Subsequent Deferral Election. A Participant’s subsequent Deferral Election with respect to his Base Salary for any Plan Year must be made before the first day of the Plan Year for which the Base Salary to be deferred is payable. A Participant’s subsequent Deferral Election with respect to his Variable Compensation, if any, for any Plan Year must be made before the first day of the Plan Year for which the Variable Compensation to be deferred is earned unless such Variable Compensation is considered “performance-based compensation” under Code Section 409A and the regulations and guidance issued thereunder and the Variable Compensation is based on services performed over a period of at least 12 months, in which case the Participant’s Deferral Election must be made no later than six months prior to the end of the performance period for such Variable Compensation.

(c) Term. Each Participant’s Deferral Election shall remain in effect for the Base Salary and Variable Compensation, if any, earned during the applicable Plan Year until the date the Participant ceases to be an active Participant.

(d) Crediting Contributions. For each Plan Year that a Participant has a Deferral Election in effect, the Committee shall credit the amount of such Participant’s Deferral Contributions to his Account on the day such amount would have been paid to him but for his Deferral Election (or such other date or time as the Committee, in its sole discretion, determines from time-to-time).

3.4 Debiting of Distributions. As of each Valuation Date, the Committee shall debit each Participant’s Account for any amount distributed from such Account since the immediately preceding Valuation Date.

3.5 Crediting or Debiting Earnings or Losses on Contributions. As of each Valuation Date, the Committee shall credit/debit to each Participant’s Account the amount of earnings/losses applicable thereto for the period since the immediately preceding Valuation Date. To effect such crediting/debiting of earnings/losses, the Committee shall, as of each Valuation Date, first subtract all distributions since the immediately preceding Valuation Date from the Account, add to the Account the amount of the Deferral Contributions, and then calculate the earnings/losses on such Account in accordance with Article 4. For this purpose, the Committee shall adopt uniform rules which conform to generally accepted accounting principles. For purposes of the Plan, “Valuation Date” shall mean each business day.

3.6 Errors in Accounts. If an error or omission is discovered in the Account of a Participant, or in the amount of a Participant’s deferrals, the Committee, in its sole discretion, shall cause appropriate, equitable adjustments to be made as soon as administratively practicable following the discovery of such error or omission.

Article 4

Investment Earnings

A Participant may select one or more of the investment funds made available by the Committee under the Plan to measure hypothetical investment experience (i.e., earnings or losses) to be credited to the Account. A Participant may periodically reallocate the hypothetical investment of his Account among the available investment funds. Until the Participant’s Account is completely paid to him, the Participant’s Account shall be adjusted periodically to reflect the hypothetical investment experience of the investment fund or funds which the Participant has selected in accordance with Section 3.5. Nothing in this Article 4 shall require the Company to actually invest money in the investment funds designated by a Participant. The Committee shall establish such rules and procedures governing the manner, frequency and timing of investment fund selections by Participants and of the crediting of hypothetical investment experience to Participants’ Accounts, and such rules and procedures may change in the Committee’s sole discretion prospectively without the consent of the Participants. The investment funds to be used for the purposes of this Article 4 shall be chosen by the Committee, in its sole discretion, and shall be communicated to the Participants.

Article 5

Payment of Account Balances

5.1 Benefit Payments Upon Termination of Service.

(a) General. In accordance with the terms of subsection (b) hereof, if a Participant’s employment with the Company terminates for any reason, he (or his beneficiary in the event of his death) shall be entitled to receive a distribution of the total of (i) the entire amount credited to his Account, as adjusted for earnings and losses attributable thereto, determined as of the most recent Valuation Date; plus (ii) the amount of Deferral Contributions, if any, made since such Valuation Date; and minus (iii) the amount of any distributions made to the Participant since such Valuation Date. For purposes of this Section 5.1, a Participant shall be considered to have terminated his employment with the Company on the date he has a “separation from service” (as that term is defined under Code Section 409A and the guidance and regulations issued thereunder) with the Company. A transfer from one entity affiliated with HSII to another entity affiliated with HSII shall not constitute a separation from service with the Company.

(b) Timing of Distribution. The distribution of the benefit payable to a Participant under this Section shall be made or commence as soon as reasonably practicable after the date which is six months after the date on which the Participant’s employment with the Company terminates unless the Participant has made an election to change the form of his benefit payment in accordance with the second sentence of Section 5.2(b) below in which case the benefit payable to a Participant under this Section shall be made or commence as soon as reasonably practicable after the date which is five years and six months after the Participant’s employment with the Company terminates except in the case of an Unforeseeable Financial Emergency or death. The relevant date referred to in the preceding sentence shall be referred to as the “Distribution Date.”

5.2 Form of Distribution.

(a) Lump Sum Payment. Except as provided in subsection (b) hereof, the benefit payable to a Participant under Section 5.1 shall be distributed in the form of a lump sum payment.

(b) Installments. A Participant may elect, in writing, at the time he makes his Deferral Election, or at any later time that is at least one year before his termination of employment date, to have the benefit payable under Section 5.1 paid in the form of installments over a five, ten or fifteen year period; provided, if the Participant’s Account balance is less than $10,000 on his employment termination date, his entire Account balance shall be paid in the form of a lump sum payment as provided in Section 5.2(a) hereof. A Participant’s election to receive payment of the benefit payable under Section 5.1 in the form of a lump sum or in the form of installment payments (the “Distribution Election”) can be changed at any time by the Participant by written notice delivered to the Committee; provided, that (i) for any Distribution Election to be effective, it must be made at least one year before the Participant’s termination of employment date and (ii) in no event may a Participant elect to accelerate the time or schedule of any payment under the Plan. Any installment payments shall be made in installments (adjusted for earnings and losses between payments in accordance with Section 3.5), commencing on the Distribution Date. If a Participant dies after payment of his Account balance from the Plan has begun, but before his entire Account balance has been distributed, the remaining amount of his Account balance shall continue to be distributed to the Participant’s beneficiary on the same scheduled payment dates and using the installment method of distribution elected by the Participant. To the extent permitted under Code Section 409A, if a Participant dies prior to the time installment payments of his Account balance from the Plan have begun, his Account balance shall be distributed to his Beneficiary in a single lump sum as soon as practicable after his death.

5.3 In-Service Distributions. Notwithstanding any other provision of this Article 5 to the contrary, a Participant may elect on his Deferral Election to receive an in-service distribution of the aggregate Deferral Contributions made pursuant to such Deferral Election, as adjusted for earnings and losses attributable thereto, determined as of the Valuation Date immediately preceding the date such distribution is made. Such distribution shall be made in a lump sum payment on the date designated by the Participant on his Deferral Election provided that such date is after the third anniversary of the date of such Deferral Election. The amount of such distribution shall reduce the Participant’s Account balance as provided in Section 3.4. Any portion of the Participant’s Account which is not distributed under this Section 5.3 shall be distributed in accordance with Section 5.1 or Section 5.4. If the Participant’s employment with the Company terminates for any reason prior to the payment of his in-service distribution hereunder, his in-service distribution election shall, to the extent permitted under Code Section 409A, be cancelled and of no effect and the Participant’s Account shall be distributed in accordance with Section 5.1 or Section 5.4.

5.4 Unforeseeable Financial Emergency

(a) In General. If the Participant experiences an Unforeseeable Financial Emergency, the Participant may petition the Committee to suspend any Deferral Contributions being made by the Participant and receive a payout from the Plan. The payout shall not exceed the lesser of the Participant’s Account, calculated on the date of payment, or the amount reasonably needed to satisfy the Unforeseeable Financial Emergency plus taxes reasonably anticipated as a result of the payout. However, no payout will be allowed under this Section 5.4 to the extent that the Unforeseeable Financial Emergency may be relieved through reimbursement or compensation by insurance or otherwise, or by liquidation of the Participant’s assets (to the extent such liquidation would not itself cause a severe financial hardship). If, subject to the sole discretion of the Committee, the petition for a suspension and payout is approved, suspension shall take effect upon the date of approval and any payout shall be paid, or shall commence to be paid, as soon as practicable following the date of approval. The suspension of Deferral Contributions shall continue for such period as requested by the Participant and approved by the Committee. After such period is over, the Participant shall again be eligible to make Deferral Contributions in accordance with Article 3.

(b) Definition. For purposes of this Section 5.4, “Unforeseeable Financial Emergency” shall mean an unanticipated emergency that is caused by an event beyond the control of the Participant that would result in severe financial hardship to the Participant resulting from (i) a sudden and unexpected illness or accident of the Participant or a dependent (as defined in Code Section 152(a)) of the Participant, (ii) a loss of the Participant’s property due to casualty, or (iii) such other extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant, all as determined in the sole discretion of the Committee.

5.5 Beneficiary Designation. Participants shall designate, and from time to time may redesignate, their beneficiaries to receive any benefits that may be payable under the Plan upon such Participant’s death in such form and manner as the Committee may determine. In the event that:

(i) a Participant dies without designating a beneficiary;

(ii) the beneficiary designated by a Participant is not alive when a payment is to be made to such person under the Plan, and no contingent beneficiary has been designated; or

(iii) the beneficiary designated by a Participant cannot be located by the Committee within one year from the date benefits are to be paid to such person;

then, in any of such events, the beneficiary of such Participant with respect to any benefits that remain payable under the Plan shall be the Participant’s surviving spouse, if any, and if not, the estate of the Participant.

Article 6

Claims

6.1 Claims. The Committee will endeavor to administer the Plan fairly and consistently and to pay all benefits to which participants or beneficiaries are properly entitled. However, failure to execute any forms required or to furnish information requested by the Committee within a reasonable period of time may result in delayed benefit payments.

All claims for unpaid benefits should be made in writing to the Committee. The Committee may request additional information necessary to consider the claim further. If a claim is wholly or partially denied, the Committee will notify the claimant of the adverse decision within a reasonable period of time, but not later than 90 days after receiving the claim, unless the Committee determines that special circumstances require an extension. In such case, a written extension notice shall be furnished before the end of the initial 90-day period. The extension cannot exceed 90 days. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Committee expects to render the decision.

The claim determination time frames begin when a claim is filed, without regard to whether all the information necessary to make a claim determination accompanies the filing.

Any notice of denial shall include:

(i)	The specific reason or reasons for denial with reference to those specific Plan provisions on which the denial is based;

(ii)	A description of any additional material or information necessary to perfect the claim and an explanation of why that material or information is necessary; and

(iii)	A description of the Plan’s appeal procedures and time frames, including a statement of the claimant’s right to bring a civil action following an adverse decision on appeal.

6.2 Appeal Procedures. A claimant, or a claimant’s authorized representative, may appeal a denied claim within 60 days after receiving the Committee’s notice of denial. A claimant has the right to:

(i)	Submit to the Committee, for review, written comments, documents, records and other information relating to the claim;

(ii)	Request, free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claimant’s claim; and

(iii)	A review on appeal that takes into account all comments, documents, records, and other information submitted by the claimant, without regard to whether such information was submitted or considered in the initial claim decision.

The Committee will make a full and fair review of the appeal and may require additional documents as it deems necessary in making such a review. A final decision on review shall be made within a reasonable period of time, but not later than 60 days following receipt of the written request for review, unless the Committee determines that special circumstances require an extension. In such case, a written extension notice will be sent to the claimant before the end of the initial 60-day period. The extension notice shall indicate that the special circumstances and the date by which the Committee expects to render the appeal decision. The extension cannot exceed a period of 60 days.

The appeal time frames begin when an appeal is filed, without regard to whether all the information necessary to make an appeal decision accompanies the filing.

If an extension is necessary because the claimant failed to submit necessary information, the days from the date the Committee sends the extension notice until the claimant responds to the request for additional information are not counted as part of the appeal determination period.

The Committee’s notice of denial on appeal shall include:

(i)	The specific reason or reasons for denial with reference to those Plan provisions on which the denial is based;

(ii)	A statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of all documents, records, and other information relevant to the claimant’s claim; and

(iii)	A statement describing any voluntary appeal procedures offered by the Plan and the claimant’s right to obtain the information about such procedures, and a statement of the claimant’s right to bring an action under ERISA.

6.3 Satisfaction of Claims. Any payment to a Participant or beneficiary shall to the extent thereof be in full satisfaction of all claims hereunder against the Committee and the Company, either of whom may require such Participant or beneficiary, as a condition to such payment, to execute a receipt and release therefore in such form as shall be determined by the Committee or the Company. If receipt and release is required but the Participant or beneficiary (as applicable) does not provide such receipt and release in a timely enough manner to permit a timely distribution in accordance with the general timing of distribution provisions in the Plan, the payment of any affected distribution may be delayed until the Committee or the Company receives a proper receipt and release.

Article 7

No Funding of Plan Benefits

The Company may establish a trust (known as a “grantor trust”) within the meaning of the Code for the purpose of accumulating funds to satisfy the obligations incurred by the Company under the Plan. Notwithstanding the preceding sentence, nothing herein shall require the Company to segregate or set aside any funds or other property for the purpose of paying any benefits under the Plan. Nothing contained in this Plan, and no action taken pursuant to its provisions by the Company or the Committee shall create, nor be construed to create, a trust of any kind or a fiduciary relationship between the Company and the Participant, his beneficiary, or any other person. Benefits hereunder shall be paid from assets which shall continue, for all purposes, to be a part of the general, unrestricted assets of the Company. The obligation of the Company hereunder shall be an unfunded and unsecured promise to pay money in the future. To the extent that the Participant or his beneficiary is entitled to receive payments from the Company under the provisions hereof, such right shall be no greater than the right of any unsecured general creditor of the Company; no such person shall have nor acquire any legal or equitable right, interest or claim in or to any property or assets of the Company. It is intended that the Plan be unfunded for tax purposes and for purposes of Title I of ERISA.

Article 8

Committee

8.1 Committee’s Duties. The Committee is the plan administrator. Except as otherwise specifically provided and in addition to the powers, rights and duties specifically given to the Committee elsewhere in the Plan, the Committee shall have the following discretionary powers, rights and duties to be exercised in the Committee’s sole discretion:

(a) To construe and interpret the Plan, to decide all questions of Plan eligibility, to determine the amount, manner and time of payment of any benefits under the Plan, and to remedy ambiguities, inconsistencies or omissions all in its sole and complete discretion.

(b) To adopt such rules of procedure as may be necessary for the efficient administration of the Plan and as are consistent with the Plan, and to enforce the Plan in accordance with its terms and such rules.

(c) To delegate its authority to such other committees or officers of the Company as may be necessary or desirable for the efficient administration of the Plan.

(d) To make determinations as to the right of any person to a benefit, to afford any person dissatisfied with such determination the right to a hearing thereon, and to direct payments or distributions in accordance with the provisions of the Plan.

(e) To furnish the Company and Participants with such information as may be required by them for tax or other purposes in connection with the Plan.

(f) To enroll Participants in the Plan, distribute and receive Plan administration forms and comply with all applicable governmental reporting and disclosure requirements.

(g) To employ agents, attorneys, accountants, actuaries or other persons (who also may be employed by the Company), and to allocate or delegate to them such powers, rights and duties as the Committee considers necessary or advisable to properly carry out the administration of the Plan, provided that any such allocation or delegation and the acceptance thereof must be in writing.

(h) To report at least annually to the Board of Directors of HSII or to such person or persons as the Board of Directors of HSII designates as to the administration of the Plan, any significant problems which have developed in connection with the administration of the Plan and any recommendations which the Committee may have as to the amendment of the Plan or the modification of Plan administration. At least once for each Plan Year, the Committee shall cause a written statement of a Participant’s Account balance to be distributed to the Participant.

(i) To select investment funds to be used to measure hypothetical investment experience (i.e., earnings and losses) to be credited to Participants’ Accounts.

8.2 Action by Plan Administration. During a period in which two or more Committee members are acting, any action by the Committee will be subject to the following provisions:

(a) The Committee may act by meeting (including a meeting from different locations by telephone conference) or by document signed without meeting, and documents may be signed through the use of a single document or concurrent documents; provided, action shall be taken only upon the vote or other affirmative expression of a majority of the Committee members qualified to vote with respect to such action.

(b) A Committee member by writing may delegate part or all of his rights, powers, duties and discretion to any other Committee member, with such other Committee member’s consent.

(c) No member of the Committee shall be liable or responsible for an act or omission of other Committee members in which the former has not concurred.

(d) The Committee shall choose a secretary who shall keep minutes of the Committee’s proceedings and all records and documents pertaining to the administration of the Plan. The secretary may execute any certificate or other written direction on behalf of the Committee.

8.3 Information Required for Plan Administration. The Company shall furnish the Committee with such data and information as the Committee considers necessary or desirable to perform its duties with respect to Plan administration. The records of the Company as to an employee’s or Participant’s period or periods of employment, termination of employment and the reason therefore, leaves of absence, reemployment and Base Salary and Variable Compensation will be conclusive on all persons unless determined to the Committee’s satisfaction to be incorrect. Participants and other persons entitled to benefits under the Plan also shall furnish the Committee with such evidence, data or information as the Committee considers necessary or desirable for the Committee to perform its duties with respect to Plan administration. Failure on the part of any Participant or other person entitled to benefits under the Plan to comply with such request within a reasonable period of time shall be sufficient grounds for delay in the payment of benefits until the evidence, data or information requested is received. The Committee shall be entitled to rely conclusively upon all tables, valuations, certificates, opinions and reports furnished by any accountant, controller, counsel or other person employed or engaged by it or the Company with respect to the Plan.

8.4 Decision of Committee Final. Subject to applicable law, any interpretation of the provisions of the Plan and any decision on any matter within the discretion of the Committee made by the Committee in good faith shall be binding on all persons. A misstatement or other mistake of fact shall be corrected when it becomes known and the Committee shall make such adjustment on account thereof as the Committee considers equitable and practicable.

8.5 Interested Committee Member. If a member of the Committee is also a Participant in the Plan, he may not decide or determine any matter or question concerning his benefits unless such decision or determination could be made by him under the Plan if he were not a Committee member.

8.6 Indemnification. No person (including any present or former Committee member, and any present or former director, officer or employee of the Company) shall be personally liable for any act done or omitted to be done in good faith in the administration of the Plan. Each present or former director, officer or employee of the Company to whom the Committee or the Company has delegated any portion of its responsibilities under the Plan and each present or former Committee member shall be indemnified and saved harmless by the Company (to the extent not indemnified or saved harmless under any liability insurance or other indemnification arrangement with respect to the Plan) from and against any and all claims of liability to which they are subjected by reason of any act done or omitted to be done in good faith in connection with the administration of the Plan, including all expenses reasonably incurred in their defense if the Company fails to provide such defense. No member of the Committee shall be liable for any act or omission of any other member of the Committee, nor for any act or omission upon his own part, excepting his own willful misconduct or gross neglect.

8.7 Payment of Plan Expenses. The expenses of the Committee in connection with the administration of the Plan shall be the responsibility of the Company. The Company shall pay all the administrative expenses of the Plan and all fees and retainers of the Plan’s accountants, counsel, consultant, administrator or other specialist so long as the Plan remains in effect.

Article 9

Relating to the Company

Any action required or permitted of the Company under the Plan shall be by resolution of the Board of Directors of HSII or by a duly authorized committee of its Board of Directors, or by a person or persons authorized by resolution of its Board of Directors or such committee.

Article 10

Amendment and Termination

10.1 Amendment. While the Company expects and intends to continue the Plan, the Company must necessarily reserve and hereby does reserve the right to amend the Plan from time to time. Any amendment of the Plan will be by resolution of the Board of Directors of HSII or any committee of the Board of Directors to whom such authority has been delegated. Notwithstanding the preceding sentence, the Committee may amend the Plan in the following respects without the approval of the Board of Directors of HSII: (i) amendments required by law; (ii) amendments that relate to the administration of the Plan and that do not materially change the cost of the Plan; and (iii) amendments that are designed to resolve possible ambiguities, inconsistencies, or omissions in the Plan and that do not materially increase the cost of the Plan. No amendment shall reduce the value of a Participant’s Account balance to less than the amount (as subsequently adjusted for earnings attributable thereto) he would be entitled to receive if he had resigned from the employ of the Company on the day of the amendment.

10.2 Termination. The Plan will terminate on the first to occur of the following:

(a) The date it is terminated by HSII.

(b) The date HSII is judicially declared bankrupt or insolvent.

(c) The dissolution, merger, consolidation or reorganization of HSII, or the sale of all or substantially all of its assets, except that in any such event arrangements may be made whereby the Plan will be continued by any successor to HSII or any purchaser of all or substantially all of its assets without a termination thereof, in which case the successor or purchaser will be substituted for HSII under the Plan.

10.3 Distribution on Termination. Upon termination of the Plan, each affected Participant’s Account shall, to the extent permitted by Code Section 409A, be distributed in a lump sum payment as soon as practicable after the date the Plan is terminated. The amount of any such distribution shall be determined as of the most recent Valuation Date on or prior to the day on which such distribution is processed.

Article 11

General Provisions

11.1 Notices. Any notice or document relating to the Plan required to be given to or filed with the Committee or the Company shall be considered as given or filed if delivered or mailed by registered or certified mail, postage prepaid, to the Committee, in care of HSII.

11.2 Nonalienation of Plan Benefits. The rights or interests of any Participant or any Participant’s beneficiaries to any benefits or future payments under the Plan shall not be subject to attachment or garnishment or other legal process by any creditor of any such Participant or beneficiary nor shall any such Participant or beneficiary have any right to alienate, anticipate, commute, pledge, encumber or assign any of the benefits or rights which he may expect to receive under the Plan, except as may be required by the tax withholding provisions of the Code or any applicable federal, state, local or foreign laws.

11.3 Payment with Respect to Incapacitated Persons. If any person entitled to benefits under the Plan is under a legal disability, a minor or, in the Committee’s opinion, is incapacitated in any way so as to be unable to manage his financial affairs, the Committee may direct the payment of such benefits to such person’s legal representative or to a relative or friend of such person for such person’s benefit, or the Committee may direct the application of such benefit for the benefit of such person in any manner which the Committee may select that is consistent with the Plan. Any payments made in accordance with the foregoing provisions of this Section 11.3 shall be a full and complete discharge of any liability for such payments.

11.4 No Employment or Benefit Guaranty. None of the establishment of the Plan, any modification or amendment thereof, the creation of any fund or account, or the payment of any benefits shall be construed as giving to any Participant or other person any legal or equitable right against the Company or the Committee except as provided herein. Under no circumstances shall the maintenance of this Plan constitute a contract of employment or shall the terms of employment of any Participant be modified or in any way affected hereby. Accordingly, participation in the Plan will not give any Participant a right to be retained in the employ of the Company.

11.5 Litigation. In any action or proceeding regarding any Plan benefits or the administration of the Plan, employees or former employees of the Company, their beneficiaries and any other persons claiming to have an interest in the Plan shall not be necessary parties and shall not be entitled to any notice of process. Any final judgment which is not appealed or appealable and which may be entered in any such action or proceeding shall be binding and conclusive on the parties hereto and on all persons having or claiming to have any interest in the Plan. Acceptance of participation in the Plan shall constitute a release of the Company, the Committee and their agents from any and all liability and obligation not involving willful misconduct or gross neglect.

11.6 Headings. The headings of the various Articles and Sections in the Plan are solely for convenience and shall not be relied upon in construing any provisions hereof. Any reference to a Section shall refer to a Section of the Plan unless specified otherwise.

11.7 Evidence. Evidence required of anyone under the Plan shall be signed, made or presented by the proper party or parties and may be by certificate, affidavit, document or other information which the person acting thereon considers pertinent and reliable.

11.8 Gender and Number. Words denoting the masculine gender shall include the feminine and neuter genders, the singular shall include the plural and the plural shall include the singular wherever required by the context.

11.9 Waiver of Notice. Any notice required under the Plan may be waived by the person entitled to notice.

11.10 Applicable Law. The Plan shall be construed in accordance with the laws of the State of Illinois, without regard to its conflicts of laws doctrine, except to the extent preempted by Federal law.

11.11 Severability. Whenever possible, each provision of the Plan shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of the Plan is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, and the Plan shall be reformed, construed and enforced in such jurisdiction so as to best give effect to the intent of the Company under the Plan.

11.12 Withholding for Taxes. Notwithstanding any other provisions of the Plan, the Company may withhold from any payment to be made under the Plan such amount or amounts as may be required for purposes of complying with the tax withholding provisions of the Code or any applicable federal, state, local or foreign laws.

11.13 Successors. The Plan is binding on all persons entitled to benefits hereunder and their respective heirs and legal representatives, on the Committee and its successor and on the Company and its successor, whether by way of merger, consolidation, purchase or otherwise.

11.14 Effect on Other Employee Benefit Plans. Any benefit paid or payable under this Plan shall not be included in a Participant’s or employee’s compensation for purposes of computing benefits under any employee benefit plan maintained or contributed to by the Company except as may otherwise be required under the terms of such employee benefit plan or applicable law.

11.15 Inability to Locate Participant. In the event that the Committee is unable to locate a Participant or Beneficiary within two years following the Participant’s termination of employment with the Company, or if later, within two years following the date benefits are to commence, all amounts credited to the Participant’s Account shall be forfeited. If, within a five-year period following the date of such forfeiture, the Participant or Beneficiary later claims such benefits, they shall be reinstated without interest. If the Committee does not receive a claim to such benefits within the five year period following the date of forfeiture, benefits forfeited pursuant to this Section 11.15 will not be reinstated.